UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2016

AT&T INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-8610	43-1301883
(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

(210) 821-4105

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

AT&T Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 22, 2016, among Time Warner Inc., a Delaware corporation (“Time Warner”), the Company and West Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Time Warner (the “Merger”), with Time Warner continuing as the surviving company in the Merger. Immediately thereafter, Time Warner will merge with and into a newly formed limited liability company, which will continue as the surviving entity.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of Time Warner (“Time Warner Shares”), issued and outstanding immediately prior to the effective time of the Merger (other than (i) Time Warner Shares owned by the Company or Time Warner, not held on behalf of third parties, and (ii) Time Warner Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be converted into the right to receive $53.75 in cash plus a number of shares of common stock, par value $1.00 per share, of the Company (“Company Shares”), equal to the Exchange Ratio (as defined below).

“Exchange Ratio” means:

•	If the Average Stock Price (as defined below) is an amount greater than $41.349, then the Exchange Ratio shall be 1.300;

•	If the Average Stock Price is an amount greater than or equal to $37.411 but less than or equal to $41.349, then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $53.75 by (y) the Average Stock Price; or

•	If the Average Stock Price is an amount less than $37.411, then the Exchange Ratio shall be 1.437.

“Average Stock Price” means the average of the volume weighted averages of the trading prices of Company Shares on the New York Stock Exchange on each of the fifteen consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the effective time of the Merger.

The Merger Agreement contains customary representations and warranties of Time Warner and the Company relating to their respective businesses and public filings, in each case generally subject to a materiality qualifier. Additionally, the Merger Agreement provides for customary pre-closing covenants of Time Warner, including covenants relating to conducting its business in the ordinary course consistent with past practice and to refrain from taking certain actions without the Company’s consent, covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative transactions and, subject to certain exceptions, to recommend that Time Warner’s stockholders adopt the Merger Agreement.

Prior to the adoption of the Merger Agreement by Time Warner’s stockholders, Time Warner’s board of directors may withhold, withdraw, qualify or modify its recommendation that Time Warner’s stockholders adopt the Merger Agreement or approve, recommend or otherwise declare advisable any Superior Proposal (as defined in the Merger Agreement) or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement) providing for a Superior Proposal, in each case, subject to complying with notice and other specified conditions, including giving the Company the opportunity to propose revisions to the terms of the transaction contemplated by the Merger Agreement during a match right period, and the payment of the Time Warner Termination Fee (as defined below) prior to or concurrently with such termination.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of Time Warner’s stockholders; expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and, if required, obtaining any necessary consents from the Federal Communications Commission (the “FCC”). It is a condition to the Company’s obligation to consummate the Merger that all required governmental consents specified in the Merger Agreement be obtained, and that all governmental consents obtained be obtained without the imposition of conditions that, individually or in the aggregate, would be reasonably likely to have a Regulatory Material Adverse Effect (as defined in the Merger Agreement). The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement also provides for certain mutual termination rights of the Company and Time Warner, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by October 22, 2017, subject to extension in certain cases to a date not beyond April 22, 2018 (the “Termination Date”). Either party may also terminate the Merger Agreement if the Time Warner stockholder approval has not been obtained at a duly convened meeting of Time Warner stockholders or an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger becomes final and non-appealable. In addition, the Company may terminate the Merger Agreement if the Time Warner board of directors changes its recommendation of the Merger prior to the Time Warner stockholder approval having been obtained.

If the Merger Agreement is terminated by the Company as a result of the Time Warner board of directors changing its recommendation of the Merger prior to the Time Warner stockholder approval having been obtained or by Time Warner if prior to the Time Warner stockholder approval having been obtained Time Warner enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of the Merger Agreement, then Time Warner shall be obligated to pay the Company a fee equal to $1.725 billion (the “Time Warner Termination Fee”).

Further, if the Merger Agreement is terminated (i) by the Company or Time Warner if the Merger Agreement is not consummated by the Termination Date (if at the time of such termination certain conditions are satisfied) or if the Time Warner stockholder approval has not been obtained at a duly convened meeting of Time Warner stockholders or (ii) by the Company due to an uncured or incurable material breach by Time Warner, and prior to such termination but after the date of the Merger Agreement a bona fide acquisition proposal shall have been made to Time Warner or any of its subsidiaries (publicly or, in the case of termination due to a material breach by Time Warner, publicly or privately) or shall have been made directly to Time Warner’s stockholders generally or any person or entity shall have publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal with respect to Time Warner, and within 12 months after the date of a termination Time Warner consummates certain acquisition proposals or enters into an agreement contemplating certain acquisition proposals, then Time Warner shall be obligated to pay the Time Warner Termination Fee concurrently with such entry or consummation.

Finally, the Company will pay Time Warner $500 million in respect of its time and expenses if the Merger is not consummated under certain circumstances relating to the failure to obtain approvals, or there is a final, non-appealable order preventing the transaction, in each case, relating to antitrust laws, communications laws or utilities laws.

The foregoing summary of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Time Warner or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Credit Agreement

In connection with entry into the Merger Agreement, on October 22, 2016, the Company entered into a $40 billion term loan credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as agent, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as lenders. In the event advances are made under the Credit Agreement, those advances would be used solely to finance a portion of the cash consideration to be paid in the Merger, the refinancing of debt of Time Warner and its subsidiaries, and the payment of related fees and expenses.

The obligations of the lenders under the Credit Agreement to provide advances will terminate on the earliest of (i) the Termination Date, (ii) the consummation of the transactions contemplated by the Merger Agreement without the borrowing of advances under the Credit Agreement and (iii) the termination of the Merger Agreement.

Advances would bear interest, at the Company’s option, either:

•	at a variable annual rate equal to: (1) the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) 0.5% per annum above the federal funds rate, and (c) the London interbank offered rate (“LIBOR”) applicable to dollars for a period of one month plus 1.00%, plus (2) an applicable margin, as set forth in the Credit Agreement (the “Applicable Margin for Base Advances”); or

•	at a rate equal to: (i) LIBOR (adjusted upwards to reflect any bank reserve costs) for a period of one, two, three or six months, as applicable, plus (ii) an applicable margin, as set forth in the Credit Agreement (the “Applicable Margin for Eurodollar Rate Advances”).

The Applicable Margin for Eurodollar Rate Advances will be equal to 0.750%, 1.000%, 1.125%, 1.250% or 1.500% per annum depending on the Company’s unsecured long-term debt ratings. The Applicable Margin for Base Advances will be equal to the greater of (x) 0.00% and (y) the relevant Applicable Margin for Eurodollar Rate Advances minus 1.00% per annum, depending on the Company’s unsecured long-term debt ratings.

The Applicable Margin for Eurodollar Rate Advances and the Applicable Margin for Base Advances are scheduled to increase by an additional 0.25% on the 90th day after the closing of the Merger and another 0.25% every 90 days thereafter.

The Company will also pay a commitment fee (“Commitment Fee”) of 0.070%, 0.090%, 0.100%, 0.125% or 0.175% of the commitment amount per annum, depending on the Company’s unsecured long-term debt ratings.

The Company is scheduled to pay a duration fee of 0.50%, 0.75% and 1.00% on the amount of advances outstanding as of the 90th, 180th and 270th day after advances are made.

As of the date of this filing, the Company’s unsecured long-term debt is rated BBB+ by S&P, Baa1 by Moody’s and A- by Fitch and, accordingly, the Applicable Margin for Eurocurrency Rate Advances at this time is 1.000%. S&P, Moody’s and Fitch may change their ratings at any time and the Company disclaims any obligation to provide notice of any changes to these ratings.

In the event that the Company’s unsecured long-term debt ratings are split by S&P, Moody’s and Fitch, then the Applicable Margin for Eurodollar Rate Advances, the Applicable Margin for Base Advances or the Commitment Fee, as the case may be, will be determined by the highest of the three ratings, except that in the event the lowest of such ratings is more than one level below the highest of such ratings, then the Applicable Margin for Eurodollar Rate Advances, the Applicable Margin for Base Advances or the Commitment Fee, as the case may be, will be determined based on the level that is one level above the lowest of such ratings.

The Credit Agreement contains provisions requiring the reduction of the commitments of the lenders and the prepayment of outstanding advances by the amount of net cash proceeds resulting from the incurrence of certain indebtedness by the Company or its subsidiaries, the issuance of certain capital stock by the Company or its subsidiaries and non-ordinary course sales or dispositions of assets by the Company or its subsidiaries, in each case subject to exceptions set forth in the Credit Agreement.

Advances under the Credit Agreement are conditioned on the following:

•	the Merger occurring substantially concurrently with the making of the advances in accordance with the terms of the Merger Agreement;

•	the absence of a material adverse effect of Time Warner;

•	delivery of certain historical and pro forma financial information of the Company and Time Warner;

•	the absence of breaches of certain representations and warranties under the Credit Agreement and the Merger Agreement and no payment or bankruptcy default under the Credit Agreement;

•	certain customary documentation requirements; and

•	payment of fees and expenses due under the Credit Agreement.

Repayment of all advances must be made no later than 364 days after the date on which the advances are made.

The Credit Agreement contains certain representations and warranties and covenants, including a limitations on liens covenant and, beginning in the first full fiscal quarter ending after the closing date, a net debt-to-EBITDA financial ratio covenant that the Company will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.5 to 1 of:

(A) all items that would be treated under accounting principles generally accepted in the United States (GAAP) as specified in the Credit Agreement as indebtedness on the Company’s consolidated balance sheet minus the amount by which the sum of (i) 100% of unrestricted cash and cash equivalents held by the Company and its subsidiaries in the United States(it being understood and agreed that the proceeds of any Permanent Financing (as defined in the Credit Agreement) held or placed into escrow shall be deemed to be unrestricted), and funds available on demand by the Company and its subsidiaries in the United States (including but not limited to time deposits), and (ii) 65% of unrestricted cash and cash equivalents held by the Company and its subsidiaries outside of the United States, exceeds $2 billion in the aggregate (or the avoidance of doubt, any cash and cash equivalents held by the Company and its subsidiaries outside of the United States shall not be considered “restricted” solely as a result of the repatriation of such cash and cash equivalents being subject to any legal limitation or otherwise resulting in adverse tax consequences to the Company), to

(B) the net income of the Company and its consolidated subsidiaries, determined on a consolidated basis for the four quarters then ended in accordance with GAAP, adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date of the Credit Agreement, (d) interest expense, (e) income tax expense or benefit, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense. In the event the Company makes a Material Acquisition or a Material Disposition (each as defined in the Credit Agreement) during the relevant four quarter period, pro forma effect will be given to such material acquisition or material disposition, as if such material acquisition or material disposition occurred on the first day of such period.

Events of default under the Credit Agreement, which, if occurring after the advances are made, would result in the acceleration or permit the lenders to accelerate, as applicable, required payment and which would increase the Applicable Margin for Eurocurrency Rate Advances and the Applicable Margin for Base Advances by 2.00% per annum, whether automatically or upon the request of the requisite lenders, as applicable, include the following:

•	Failure to pay principal or interest, fees or other amounts under the Credit Agreement beyond any applicable grace period;

•	Material breaches of representations and warranties in the Credit Agreement;

•	Failure to comply with the preservation of corporate existence, visitation rights or reporting requirements specified under the Credit Agreement;

•	Failure to comply with the negative covenants or the net debt-to-EBITDA ratio covenant described above;

•	Failure to comply with other covenants under the Credit Agreement for a specified period after notice;

•	Failure to pay when due other debt of $750 million (or higher threshold amount under the Company’s existing $12 billion revolving credit agreement, but in no event higher than $2 billion) (the “Threshold Amount”) after any applicable grace period, (2) the occurrence of any other event or condition under any agreement or instrument related to such other debt if the effect is to accelerate the maturity of such other debt or (3) the declaration of any such other debt to be due and payable prior to the stated maturity thereof or required to be prepaid or redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease is required to be made prior to the stated maturity thereof (clauses (2) and (3) are commonly referred to as “cross-acceleration”), except that no debt of a person that is merged into or consolidated with the Company or any subsidiary of the Company or that becomes a subsidiary of the Company is covered by this cross-acceleration provision for a period of 90 days after the date that such other debt becomes debt of the Company or any of its subsidiaries, and cross-acceleration does not apply to any prepayment or similar event resulting from a voluntary notice of prepayment or similar action;

•	Commencement by a creditor of enforcement proceedings within a specified period after a money judgment in excess of the Threshold Amount has become final unless such claim is otherwise insured;

•	Acquisition by any person or group of beneficial ownership of more than 50% of the Company common shares or a change of more than a majority of the Company’s directors in any 24-month period other than as elected by the remaining directors (commonly referred to as a “change in control”);

•	Failure by the Company or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974, and such failure could reasonably be expected to subject the Company or any of its subsidiaries to liabilities in excess of the Threshold Amount; and

•	Specified events of bankruptcy or insolvency.

Prior to the closing date, only a payment event of default would permit the lenders to terminate their commitments under the Credit Agreement.

The description of the Credit Agreement contained in this item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 8.01	Other Events.

On October 22, 2016, the Company and Time Warner issued a joint press release announcing they had entered into the Merger Agreement. A copy of such joint press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement and Plan of Merger, dated as of October 22, 2016, among AT&T Inc., Time Warner Inc. and West Merger Sub, Inc.

10.2	$40,000,000,000 Term Loan Credit Agreement, dated as of October 22, 2016, among AT&T Inc., certain lenders named therein, and JPMorgan Chase Bank, N.A., as agent.

99.1	Press Release dated October 22, 2016, jointly issued by AT&T Inc. and Time Warner Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2016	AT&T INC.

	By:	/s/ John J. Stephens
John J. Stephens
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of October 22, 2016, among AT&T Inc., Time Warner Inc. and West Merger Sub, Inc.

10.2	$40,000,000,000 Term Loan Credit Agreement, dated as of October 22, 2016, among AT&T Inc., certain lenders named therein, and JPMorgan Chase Bank, N.A., as agent.

99.1	Press Release dated October 22, 2016, jointly issued by AT&T Inc. and Time Warner Inc.